Exhibit 99.1

Luby's to Reschedule Release of Second Quarter Results, Investor Conference Call, and Filing of Second Quarter Form 10-Q

     HOUSTON--(BUSINESS WIRE)--March 16, 2005--

         Company to Make Non-Cash Adjustments to Current and Historical
       Financial Statements; Changes Necessary Due to Recent SEC Guidance
                           Relating to Lease Expenses

     Luby's, Inc. (NYSE:LUB) today announced that it will reschedule the release of its second quarter results and investor conference call to provide additional time to review its accounting treatment for leases and make the necessary adjustments to its current and historical financial statements. The release of second quarter results and investor conference call were previously scheduled for March 17, 2005, and the Form 10-Q was previously scheduled to be filed on March 21, 2005. Luby's will file for a five-day extension with the Securities and Exchange Commission (SEC), which will automatically extend the filing deadline for the Form 10-Q to March 28, 2005. Luby's will announce a new release and conference call date later.
     Like many other retail and restaurant companies that operate properties on long-term leases, Luby's is reviewing certain non-cash items relating to its lease accounting practices and the effect on its financial statements as a result of a public letter issued by the SEC's Chief Accountant to the American Institute of Certified Public Accountants on February 7, 2005, clarifying the interpretation of existing accounting literature applicable to certain leases and leasehold improvements. As reported in previous filings with the SEC, Luby's has historically recorded actual rent expense in the period that it occurs. Additionally, the Company has depreciated certain of its leaseholds over useful lives that were not consistent with the terms of related leases.
     As a result of its review, Luby's will begin to utilize straight-line accounting for its leases and align the useful lives of its leaseholds with the terms of related leases. Luby's expects to amend its Annual Report on Form 10-K for fiscal 2004 and its Form 10-Q for first quarter of fiscal 2005 to adjust its method of accounting for leases and the related depreciation. These adjustments will not affect historical or future cash flows, the timing of payments under current leases, cash balances or compliance with any financial covenant or debt instrument. Of Luby's 134 currently operating restaurant locations, only 40 are leased while 94 are owned by Luby's.
     Luby's provides its customers with delicious, home-style food, value pricing, and outstanding customer service at its 134 restaurants in Dallas, Houston, San Antonio, the Rio Grande Valley, and other locations throughout Texas and other states. Luby's stock is traded on the New York Stock Exchange (symbol LUB). For more information about Luby's, visit the Company's website at www.lubys.com.

     The company wishes to caution readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time to time in news releases, reports, proxy statements, registration statements, and other written communications, as well as oral statements made from time to time by representatives of the company. Except for historical information, matters discussed in such oral and written communications are forward-looking statements that involve risks and uncertainties, including but not limited to general business conditions, the impact of competition, the success of operating initiatives, changes in the cost and supply of food and labor, the seasonality of the company's business, taxes, inflation, governmental regulations, and the availability of credit, as well as other risks and uncertainties disclosed in periodic reports on Form 10-K and Form 10-Q.


     CONTACT: Luby's, Inc., Houston
              Adam Carter, 713-329-6808